EXHIBIT 10.1
Summary of Annual Incentive Plan for 2022
Annual 2022 Incentive Plan. Effective March 12, 2022, the Company adopted its annual incentive plan for 2022. The plan provides for possible cash incentive awards and restricted stock awards in the form of Long-Term Incentive Share Awards and Career Share Awards, as in prior years. Any such awards, if earned, would be paid, in the case of the cash award, or granted, in the case of the restricted stock awards, by March 15, 2023. As described below, awards may be granted by the Compensation/Nominations Corporate Governance Committee (the Committee) upon satisfaction of both a performance condition (as determined in the discretion of the Committee) and a service condition, and which (in the case of the potential cash incentive and the potential award of Long Term Incentive Shares) is further subject to increase or decrease by the Committee based upon an assessment of individual goals and objectives adopted for each Participant. Vesting of an award of Long-Term Incentive Shares or Career Shares, if granted, is subject to meeting a further service condition, as described more fully below.

Potential Cash Incentive Awards. The CEO and the Chief Operating Officer have the opportunity to earn a cash award ranging from 45% to no more than 105% of such executive’s base salary. One hundred percent of the amount of the potential cash award is based on achievement of specified levels of Operating Income from Continuing Operations for the Company, as Adjusted for unusual items, as determined by the Committee.

Executive Officers whose responsibilities primarily relate to one of the Company’s brands or business units (Line Officers), and other staff officers, have the opportunity to earn a cash payment ranging from 15% to no more than 75% of such participant’s base salary. One hundred percent of the amount is based on achievement of specified levels of Operating Income from continuing Operations, as Adjusted for unusual items, as determined by the Committee.

Maximum potential awards are determined by formula; to be eligible for any award, the participant must be employed by the Company as of the date of determination, which is anticipated to be no later than March 15, 2023. The Compensation Committee must determine achievement of the relevant performance and service conditions. The Committee is authorized to exercise fully its discretion in determining achievement of the relevant performance conditions and individual goals and objectives.

Any cash award will be paid out to the participants by March 15, 2023.

Primary Long-Term Incentive Share Awards and Career Share Awards.

The incentive plan provides for two potential awards of restricted stock: Primary Long-Term Incentive Share Awards and Career Share Awards.

The Primary Long-Term Incentive Share Award is a possible award of restricted shares, in value equal to no more than 35% of the Executive’s base salary as of the beginning of 2022 plus any cash incentive award paid for such year. To be eligible for an award of Primary Long-term Incentive Shares the Company must achieve an Operating Income from Continuing Operations, as Adjusted of at least the threshold level set for determining the potential cash award. If such threshold level of operating income is attained, the Participant will receive an award of restricted shares equal in value to 35% of his base salary as of the beginning of 2022 plus any cash incentive paid for the year. Primary Long-Term Incentive Shares will be granted if the Threshold Corporate Operating Performance level is reached; however, at Threshold, only 50% of PLTI will be earned. Proration of PLTI shares will occur between Threshold and Target performance with 100% of PLTI shares earned at Target Performance. The Committee must determine whether achievement of the threshold level of Operating Income as Adjusted for unusual or extraordinary items, has occurred. The Committee will exercise its discretion in making such determination. The Participant must be employed by the Company as of the date of determination in order to receive any award. If earned, the Awards will be granted no later than March 15, 2023.

Vesting. If earned and granted, the Primary Long-Term Incentive Shares vest equally over 3 years from the potential award date (March 15, 2023). Upon vesting, each ratable portion of the award becomes unrestricted and must be paid or made available by March 15 of the year following vesting. That portion of the award that has been expensed by the Company (as of its most recent year-end financial statements), and which has not previously become unrestricted and paid or made available to the Participant, vests upon a Participant’s attaining age 65 (or upon a termination without cause, if sooner). For Participants 65 or older, the vested portion becomes unrestricted and is paid or made available by March 15 of the year immediately following the year of vesting. Shares subject to the award vest on the Participant’s death, disability or upon a change of control, as defined in the plan. In no event will shares subject to the Award become unrestricted and paid and made available later than March 15th o the year following the year in which the shares are no longer subject to a substantial risk of forfeiture, as defined under relevant IRC regulations.

The Career Share Award is a possible award of restricted shares, in value equal to 20% of each Participant’s base salary at the beginning of 2022, for all executive officers other than the Chief Operating Officer; for the Chief Operating Officer, the award is equal in value to 35% of his base salary at the beginning of 2022. To be eligible for an award of Career Shares, the Company must have achieved a profitable level of Operating Income from Continuing Operations, as Adjusted. The Committee must determine whether achievement of the minimum level of Operating Income from continuing Operations, as Adjusted, has occurred. The Committee will exercise its discretion in making such determination. The Participant must be employed by the Company as of the date of determination to receive any award.

Vesting. If earned and granted, the Career Share award vests ratably over two years for participants 60 or older on the date of grant. For participants under age 61, shares vest ratably over 5 years beginning with such executive officer’s 61st birthday. That cumulative portion of the award that has been expensed by the Company (as of its most recent year ending financial statements) and which has not become unrestricted and paid or made available to the Participant, vests upon a Participant’s attaining age 65. The vested portion of each award becomes unrestricted and is paid or made available March 15 of the year immediately following the year of vesting. In no event will shares subject to the Award become unrestricted and be paid and made available later than March 15th of the year following the year in which the shares are no longer subject to a substantial risk of forfeiture, as defined under relevant IRC regulations.